Exhibit 5.1

[         ] 2022

Globis NV Merger Corp.

7100 W. Camino Real, Suite 302-48

Boca Raton, Florida 33433

Dear Sirs,

FORAFRIC GLOBAL PLC (the “Company”)

1.	We are lawyers qualified to practise in Gibraltar and have been requested to provide an opinion to you in connection with the Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the “Commission”) on January 12, 2022, as amended and supplemented through the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), relating to, among other things, the continuance of the Company in Gibraltar and the validity of the ordinary shares to be issued by the Company in connection with the following transactions as further described in the Registration Statement.
2.	As a result of the Redomiciliation (as defined in the Registration Statement), the re-registration of the Company as a public limited company in Gibraltar (the “Re-Registration”), the Merger, the Exchange (each, as defined in the Registration Statement), (i) stockholders of Globis Acquisition Corp., a Delaware corporation (“Globis”), will receive one ordinary shares, nominal value $0.001 per share, of New Forafric (each, an “Ordinary Share”) for each issued and outstanding share of common stock, par value $0.0001 per share, of Globis (the “ Common Stock”) held prior to the Merger and Exchange; and (ii) each of Globis’ issued and outstanding warrants (the “Warrants”) will automatically become a warrant to acquire one Ordinary Share at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the applicable warrant agreement (once the applicable warrant agreement has been assigned and novated to the Company, and understanding that no other changes will be made to the terms of any issued and outstanding Warrants as a result of the Merger).
3.	For the purposes of this opinion we have reviewed the following:
(a)	the Companies Act 2014 of Gibraltar (the “Act”);
(b)	the Companies (Re-domiciliation) Regulations 1996 of Gibraltar (the “Redomiciliation Regulations”);

(c)	a draft of the resolutions of the members of the Company approving inter alia the Redomiciliation (the “Redomiciliation Resolutions”);
(d)	a completed but unsigned and undated Form 442 A to be filed at Companies House, Gibraltar, in respect of the Redomiciliation and containing details of the existing share capital of the Company;
(e)	the draft documentation to be filed at Companies House, Gibraltar, together with the aforesaid Form 442 A in connection with the Redomiciliation;
(f)	a draft of the resolutions of the members of the Company approving inter alia the Re-Registration (the “Re-Registration Resolutions” and together with the Redomiciliation Resolutions, the “Resolutions”);
(g)	a completed but unsigned and undated application pursuant to section 42 of the Act to be filed at Companies House, Gibraltar, in respect of the Re-Registration; and
(h)	a copy of the memorandum and articles of association of the Company to be adopted upon the Re-Registration (the “Articles”).
4.	We have not made any investigation of and do not express any opinion as to the laws of any jurisdiction outside Gibraltar. This Opinion is given only in respect of the present laws of Gibraltar and having effect in Gibraltar and is limited to the facts and circumstances disclosed to us and subsisting at the date hereof as set out herein.
5.	Subject as hereinafter provided and to matters not disclosed to us, we are of the opinion that:
(a)	the “Certificate of Redomiciliation of a Company” in respect of the Company, when issued by the Registrar of Companies, Gibraltar pursuant to the Redomiciliation Regulations will be conclusive evidence that all of the requirements of the Redomiciliation Regulations in respect of that registration have been complied with and that the Company is a company authorised to be so registered and has been duly registered in Gibraltar (“Redomiciliation”);
(b)	The Redomiciliation is effective as from the date of issue of the “Certificate of Redomiciliation of a Company” referred to in sub-paragraph (a) above;
(c)	Upon the Redomiciliation and the Re-Registration being effective:
(i)	the Company will validly exist under the laws of Gibraltar;
(ii)	the directors of the Company will have the power to issue and allot ordinary shares for a period of 5 years and the Company will have taken all corporate actions necessary to create that power;
(iii)	the actions required under Gibraltar law to approve the issuance of the issued share capital of the Company that exists at the time of the Redomiciliation will have been taken;

(iv)	the issued share capital of the Company that exists at the time of the Redomiciliation will be deemed to have been issued in compliance with the requirements of Gibraltar law, the Articles, and the Resolutions;
(v)	Upon completion of the Redomiciliation, the Re-Registration, the Merger, and the Exchange, the Ordinary Shares will be validly issued, fully paid and non-assessable.
(vi)	Upon completion of the Redomiciliation, the Re-Registration, the Merger, and the Exchange, the Ordinary Shares underlying the Warrants, when issued upon exercise of the Warrants in accordance with the terms thereof, subject to the full payment of the exercise price therefor, will be validly issued, fully paid and non-assessable.
(vii)	the shareholders of the Company will not be liable, solely as a result of holding Ordinary Shares, for additional assessments or calls on such Ordinary Shares by the Company or its creditors.
6.	In giving this Opinion, we have assumed without making any independent enquiry:
(a)	that all necessary corporate action has been taken to authorise the issue of the issued share capital of the Company that exists at the time of the Redomiciliation in any jurisdiction other than Gibraltar and that such shares are fully paid-up;
(b)	that all necessary corporate action has been taken to authorise the Redomiciliation in any jurisdiction other than Gibraltar;
(c)	that all acts, conditions and things required to be done, fulfilled or undertaken under any law (including any and all authorisations and consents of any public authority of any jurisdiction), other than that of Gibraltar, have been, or will be done, fulfilled, undertaken or obtained;
(d)	the genuineness of all and any signatures and seals;
(e)	the completeness and conformity to the originals of all documents submitted to us purporting to be copies or drafts of the originals;
(f)	that the Resolutions will be duly passed in the manner prescribed by the constitution of the Company and the laws of its jurisdiction of incorporation prior to the Redomiciliation;
(g)	that the documents to be provided to the Registrar of Companies in Gibraltar pursuant to the Act and the Redomiciliation Regulations will be filed at Companies House, Gibraltar, including that the Company will, within 6 months of the date of issue of the “Certificate of Redomiciliation of a Company” referred to in sub-paragraph 5(a) above, satisfy the Registrar of Companies in Gibraltar that the Company has ceased to be a company that is domiciled in the State of Nevada.; and
(h)	that the Resolutions have not been revoked, rescinded or otherwise amended or modified.

7.	We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement.

Yours faithfully

DRAFT

Hassans International Law Firm Limited